Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

5.50% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A,

PAR VALUE $0.00001 PER SHARE,

OF

T-MOBILE US, INC.

T-Mobile US, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. That, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board”), pursuant to authority conferred upon the Board by Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), appointed a pricing committee (the “Pricing Committee”) and authorized the Pricing Committee to create, designate, authorize and provide for the issuance of shares of a new series of the Corporation’s undesignated preferred stock, to be designated the “5.50% Mandatory Convertible Preferred Stock, Series A” (the “Series A Convertible Preferred Stock”), and to establish the number of shares to be included in such series, and to fix the powers, preferences and rights of the shares of such series and the qualifications, limitations and restrictions thereof. On December 9, 2014, the Pricing Committee adopted resolutions creating the Series A Convertible Preferred Stock and establishing that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, were as set forth in the Certificate of Incorporation and the Certificate of Designations of 5.50% Mandatory Convertible Preferred Stock, Series A, Par Value $0.00001 Per Share (the “Certificate of Designations”), which certificate was filed with the Secretary of State of the State of Delaware on December 12, 2014.

2. That no shares of Series A Convertible Preferred Stock are outstanding and no shares of Series A Convertible Preferred Stock will be issued subject to the Certificate of Designations.

3. That at a meeting of the Board held on February 15, 2018, the Board adopted the following recitals and resolutions:

WHEREAS, T-Mobile US, Inc., a Delaware corporation (the “Company”)’s Certificate of Designations (the “Certificate of Designations”) of 5.50% Mandatory Convertible Preferred Stock, Series A, Par Value $0.00001 Per Share (the “Series A Convertible Preferred Stock”) sets forth the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock;

WHEREAS, pursuant to Section 14 of the Certificate of Designations, shares of Series A Convertible Preferred Stock that were duly converted in accordance with the terms of the Certificate of Designations or repurchased or otherwise acquired by the Company, shall revert to the status of authorized but unissued shares of the Company’s preferred stock, undesignated as to series and available for future issuance;

WHEREAS, all of the shares of Series A Convertible Preferred Stock were duly converted in accordance with the terms of the Certificate of Designations and no shares of Series A Convertible Preferred Stock currently remain outstanding and no shares of Series A Convertible Preferred Stock shall be issued in the future; and

WHEREAS, the Board deems it to be advisable and in the best interests of the Company and its stockholders that all matters set forth in the Certificate of Designations of the Series A Convertible Preferred Stock be eliminated from Fourth Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”).

NOW, THEREFORE, BE IT HEREBY RESOLVED, that as of the date hereof, no shares of Series A Convertible Preferred Stock are outstanding and no shares of Series A Convertible Preferred Stock will be issued subject to the Certificate of Designations.

RESOLVED FURTHER, that all matters set forth in the Certificate of Designations with respect to the Series A Convertible Preferred Stock be eliminated from the Certificate of Incorporation.

RESOLVED FURTHER, that the officers of the Company, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of 5.50% Mandatory Convertible Preferred Stock, Series A, Par Value $0.00001 Per Share, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution.

4. That, accordingly, all matters set forth in the Certificate of Designations with respect to the Series A Convertible Preferred Stock are hereby eliminated from the Certificate of Incorporation.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by the undersigned, its authorized signatory, this 15th day of February, 2018.

T-MOBILE US, INC.

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	Executive Vice President and Chief Financial Officer